EXHIBIT 99.1 Farmer Brothers Appoints Waheed Zaman to Board of Directors NORTHLAKE, Texas, August 5, 2021 – Farmer Bros. Co. (NASDAQ: FARM) (“the Company”), a national coffee roaster, wholesaler, and distributor of coffee, tea, and culinary products, today announced the appointment of Waheed Zaman to the Company’s Board of Directors, effective September 1, 2021. Mr. Zaman, who will serve on the Board’s Audit Committee, brings more than 35 years of Global Consumer experience. He has extensive experience working with multiple Boards of Directors and has led transformational enterprise-wide change across Corporate Strategy, IT, Supply Chain, and Consumer and Retail Analytics. Currently, Mr. Zaman serves as the Chief Executive Officer of W&A Consulting, where he advises senior executives on transformational change and consults with leaders and teams on personal success and leadership practices to ensure organizational effectiveness and strategy execution. Previously, Zaman served as the Senior Vice President, Chief Corporate Strategy & Administrative Officer at the Hershey Company, where he reformulated Corporate Strategy and leveraged technology to improve operational optics and decision making. “Waheed brings operational expertise and deep knowledge of technology and cybersecurity to the Farmer Brothers Board of Directors team. We’re excited to work with him and leverage his leadership and technical expertise as we continue to drive integration and organizational efficiencies across our nationwide operations,” said Deverl Maserang, Chief Executive Officer. About Farmer Brothers Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler, and distributor of coffee, tea, and culinary products. The Company’s product lines include organic, Direct Trade, and sustainably produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S.-based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors. Marketing Contact Nathalie Oetzel noetzel@farmerbros.com Investor Relations Contact Ellipsis Jennifer Milan & Kyle King Investor.relations@farmerbros.com (646) 776-0886